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                                                                     EXHIBIT 3.1


                             AMENDED AND RESTATED
                         CERTIFICATE OF INCORPORATION

                                      OF

                                TALK CITY, INC.

     Talk City, Inc., a corporation organized and existing under the laws of the State of Delaware (the "Corporation"), certifies that:

     A. The name of the Corporation is Talk City, Inc. The original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on May 11, 1999.

     B. This Amended and Restated Certificate of Incorporation was duly adopted in accordance with the provisions of Sections 242 and 245 of the Delaware General Corporation Law by the Board of Directors of the Corporation.

     C. This Amended and Restated Certificate of Incorporation was approved by written consent of the stockholders pursuant to Section 228 of the Delaware General Corporation Law.

     D. The Certificate of Incorporation of the Corporation is hereby amended and restated in its entirety as follows:

                                   Article I
                                   ---------

     The name of this Corporation is Talk City, Inc. (the "Corporation").

                                   Article II
                                   ----------

     The address of the Corporation's registered office in the State of Delaware is 1209 Orange Street, City of Wilmington, County of New Castle, Delaware 19801. The name of its registered agent at such address is The Corporation Trust Company.

                                  Article III
                                  -----------

     The purpose of this Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of Delaware other than the banking business, the trust company business or the practice of a profession permitted to be incorporated by the General Corporation Law of Delaware.

                                   Article IV
                                   ----------

     The Corporation is authorized to issue two classes of stock, designated Common Stock, par value $0.001 per share ("Common Stock") and Preferred Stock, par value $0.001 per share ("Preferred Stock"). The total number of shares of Common Stock the Corporation has authority to
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issue is 100,000,000, and the total number of shares of Preferred Stock the
Corporation has authority to issue is 45,823,549. 300,000 shares of the Preferred Stock are designated Series A Preferred Stock ("Series A Preferred"), 700,000 shares of the Preferred Stock are designated Series A1 Preferred Stock ("Series A1 Preferred"), 6,800,000 shares of the Preferred Stock are designated Series B Preferred Stock ("Series B Preferred"), 3,000,000 shares of the Preferred Stock are designated Series C Preferred Stock ("Series C Preferred"), 25,000,000 shares of the Preferred Stock are designated Series D Preferred Stock ("Series D Preferred") and 5,023,549 shares of Series E Preferred Stock ("Series E Preferred"). The rights, preferences, privileges and restrictions granted to or imposed on the Series A1 Preferred shall be identical to those granted to the Series A Preferred, and each reference to Series A Preferred shall be deemed a reference to Series A1 Preferred.

     The undesignated 5,000,000 shares of Preferred Stock may be issued from time to time in one or more series. The Board of Directors is authorized to determine the number of shares of any such series and the designation thereof. The Board of Directors is also authorized to determine or alter the rights, preferences, privileges and restrictions to be imposed upon any wholly unissued series of Preferred Stock and, within the limits and restrictions stated in any resolution or resolutions of the Board of Directors originally fixing the number of shares constituting any series, to increase (but not above the total number of authorized shares of the class) or decrease (but not below the number of shares of such series then outstanding) the number of shares of any such series subsequent to the issue of shares of that series.

     Upon the filing of this Amended and Restated Certificate of Incorporation, there shall be a one for two stock split (the "Stock Split") pursuant to which
(i) each two outstanding shares of Common Stock shall be split up and converted into one share of Common Stock, and (ii) each two outstanding shares of Preferred Stock shall be split up and converted into one share of Preferred Stock. No fractional share of Common Stock or Preferred Stock shall be issued in connection with such conversion, and in lieu of any fractional share to which a holder of Common Stock or Preferred Stock would otherwise be entitled, the Corporation shall pay to such holder cash equal to the product of such fraction multiplied by the fair market value of one share of Common Stock or such Preferred Stock (as the case may be) on the date of conversion, as determined in good faith by the Board of Directors of the Corporation.

     The Corporation shall from time to time in accordance with the laws of the State of Delaware increase the authorized amount of its Common Stock if at any time the number of shares of Common Stock remaining unissued and available for issuance shall not be sufficient to permit conversion of the Preferred Stock.

     The relative rights, preferences, privileges and restrictions granted to or imposed on the respective classes of the shares of capital stock or the holders thereof are as follows:

     SECTION 1.  Dividends.  The holders of the Preferred Stock shall be
                 ---------
entitled to receive, when and as declared by the Board of Directors, out of funds legally available therefor, dividends at the rate of (i) $0.16 per share, per annum, on each outstanding share of Series A Preferred, (ii) $0.22 per share, per annum, on each outstanding share of Series B Preferred, (iii) $0.38 per share, per annum, on each outstanding share of Series C Preferred, (iv) $0.32 per share, per annum, on each outstanding share of Series D Preferred, and
(v) $0.64 per share, per annum, on each

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outstanding share of Series E Preferred, payable in preference and priority to any payment of any dividend on Common Stock of the Corporation for such year. The right to such dividends on the Preferred Stock shall not be cumulative. No dividend shall be paid on the Common Stock in any year, other than dividends payable solely in Common Stock, until all dividends for such year have been declared and paid on the Preferred Stock. In the event that the Board of Directors shall have declared and paid, or set apart for payment, all dividends on the Preferred Stock at the rates specified in this section in any one fiscal year, and shall elect to declare additional dividends in that fiscal year out of funds legally available therefor, such additional dividends shall be declared and paid on each share of Preferred Stock at the same time as any dividends are declared and paid on the Common Stock, in an amount equal to the dividends paid on such number of shares of Common Stock into which such shares of Series A Preferred, Series B Preferred, Series C Preferred, Series D Preferred and Series E Preferred, on the record date for such dividend payments, are convertible.

     SECTION 2.  Liquidation Preference.  In the event of any liquidation,
                 ----------------------
dissolution or winding up of the Corporation, either voluntary or involuntary (a "Liquidating Event"), distributions to the shareholders of the Corporation shall be made in the following manner:

          (a) The holders of the Preferred Stock shall be entitled to receive, prior and in preference to any distribution of any of the assets or surplus funds of the Corporation to the holders of the Common Stock by reason of their ownership of such stock, the amount of (i) $2.00 per share for each share of Series A Preferred then held by them, (ii) $2.80 per share for each share of Series B Preferred then held by them, (iii) $4.68 per share for each share of Series C Preferred then held by them, (iv) $4.00 per share for each share of Series D Preferred then held by them and (v) $8.00 per share for each share of Series E Preferred then held by them, and, in addition, an amount equal to all declared but unpaid dividends (if any) on the Preferred Stock held by them. If the assets and funds thus distributed among the holders of the Preferred Stock shall be insufficient to permit the payment to such holders of the full aforesaid preferential amounts, then the entire assets and funds of the Corporation legally available for distribution shall be distributed ratably among the holders of the Preferred Stock in proportion to the aggregate preferential amount of all shares of Preferred Stock then held by them bears to the aggregate preferential amount of all shares of Preferred Stock outstanding as of the date of the distribution upon the occurrence of such event.

          (b) After payment has been made to the holders of the Preferred Stock of the full amounts to which they shall be entitled as aforesaid, the entire remaining assets and funds of the Corporation legally available for distribution shall be distributed ratably among the holders of the Common Stock in proportion to which the aggregate amount of all shares of Common Stock then held by them bears to the aggregate amount of all shares of Common Stock outstanding.

          (c) For purposes of this Section 2, the sale of all or substantially all of the assets of the Corporation, a merger or consolidation of the Corporation with or into any other corporation or corporations, or the merger of any other corporation or corporations into the Corporation, or any other corporate reorganization, in which sale of assets, consolidation, reorganization or merger the shareholders of the Corporation receive distributions in cash or securities of another corporation or corporations as a result of such sale of assets, consolidation, reorganization or merger shall be deemed a Liquidating Event, unless the shareholders of the Corporation hold as a result of their stock holdings in the Corporation more than fifty percent (50%) of the voting equity securities of the

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successor or surviving corporation immediately following such merger, sale of assets, reorganization or consolidation, in which case such merger, sale of assets, reorganization or consolidation shall not be treated as a Liquidating Event.

          (d)    Noncash Distributions.  If any of the assets of the Corporation
                 ---------------------
are to be distributed other than in cash under this Section 2 or for any purpose, then the Board of Directors of the Corporation shall promptly engage independent competent appraisers to determine the value of the assets to be distributed to the holders of Preferred Stock or Common Stock. The Corporation shall, upon receipt of such appraiser's valuation, give prompt written notice to each holder of shares of Preferred Stock or Common Stock of the appraiser's valuation.


          (e)    Consent for Certain Repurchase.  Each holder of an outstanding
                 ------------------------------
share of Preferred Stock shall be deemed to have consented, for purposes of
Section 502, 503 and 506 of the California General Corporation Law, to distributions made by the Corporation in connection with the repurchase of shares of Common Stock issued to or held by employees, officers, directors or consultants of the Corporation or its subsidiaries upon termination of their employment or services pursuant to agreements providing for the right of such repurchase between the Corporation and such persons.

     SECTION 3.  Voting Rights.
                 -------------

          (a)    General.  Except as otherwise required by law, the holder of
                 -------
each share of Common Stock issued and outstanding shall have one vote and the holder of each share of Preferred Stock shall be entitled to the number of votes equal to the number of shares of Common Stock into which such share of Preferred Stock could be converted at the record date for determination of the shareholders entitled to vote on such matters, or, if no such record date is established, at the date such vote is taken or any written consent of shareholders is solicited, such votes to be counted together with all other shares of stock of the Corporation having general voting power and not separately as a class. Holders of Common Stock and Preferred Stock shall be entitled to notice of any shareholders' meeting in accordance with the Bylaws of the Corporation. Fractional votes by the holders of Preferred Stock shall not, however, be permitted and any fractional voting rights shall (after aggregating all shares into which shares of Preferred Stock held by each holder could be converted) be rounded to the nearest whole number.

          (b)    Voting for Election of Directors.
                 --------------------------------

                  (i) For so long as the holders of the Series B Preferred hold at least twenty percent (20%) of the outstanding capital stock of the Corporation on a fully diluted basis (including stock issuable through the exercise of any option, warrant or right and stock reserved for employees and consultants pursuant to any stock option plan, stock purchase plan or other stock agreement or arrangement approved by the Board of Directors) (the "Series B Threshold Amount"), the holders of the Series B Preferred shall be entitled, voting separately as a class, to elect two members of the Corporation's Board of Directors (the "Series B Designees") and to remove from office such directors and to fill any vacancies caused by the resignation, death or removal of such directors.

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                  (ii)  For so long as the holders of the Series C Preferred,
Series D Preferred and Series E Preferred hold at least twenty percent (20%) of the outstanding capital stock of the Corporation on a fully diluted basis (including stock issuable through the exercise of any option, warrant or right and stock reserved for employees and consultants pursuant to any stock option plan, stock purchase plan or other stock agreement or arrangement approved by the Board of Directors) (the "Series C/D/E Threshold Amount"), the holders of the Series C Preferred, Series D Preferred and Series E Preferred shall be entitled, voting together as a separate class, to elect three members of the Corporation's Board of Directors (the "Series C/D/E Designees") and to remove from office such directors and to fill any vacancies caused by the resignation, death or removal of such directors.

                  (iii) Four of the remaining members of the Board of Directors will be elected by the holders of the Common Stock and the Series A Preferred, voting together as a class. Any other members of the Board of Directors (in excess of nine members) will be elected by the holders of Common Stock and Preferred Stock, voting together as a class. In the event that the holders of the Series B Preferred no longer hold the Series B Threshold Amount or the holders of the Series C Preferred, the Series D Preferred and the Series E Preferred no longer hold the Series C/D/E Threshold Amount, then at such time the positions on the Board previously held by the Series B Designees or the Series C/D/E Designees (as applicable) will be subject to nomination and election by the holders of Common Stock and Preferred Stock, voting together as a class.

     SECTION 4.   Conversion.  The holders of the Preferred Stock have
                  ----------
conversion rights as described below (the "Conversion Rights"). The term "Preferred Stock" as used in this Section 4 of Article IV includes the then outstanding Series A Preferred, Series B Preferred, Series C Preferred, Series D Preferred and Series E Preferred.

          (a)     Right to Convert.  Each share of Preferred Stock shall be
                  ----------------
convertible, at the option of the holder thereof, at any time after the date of issuance of such share at the office of the Corporation or any transfer agent for the Preferred Stock, into such number of fully paid and nonassessable shares of Common Stock as is determined (i) in the case of the Series A Preferred by dividing $2.00 by the Series A Conversion Price, (ii) in the case of the Series B Preferred by dividing $2.80 by the Series B Conversion Price, (iii) in the case of the Series C Preferred by dividing $4.68 by the Series C Conversion Price, (iv) in the case of Series D Preferred by dividing $4.00 by the Series D Conversion Price and (v) in the case of Series E Preferred by dividing $8.00 by the Series E Conversion Price, determined as provided below, in effect at the time of the conversion. The price at which shares of Common Stock shall be deliverable upon conversion shall initially be $2.00 with respect to shares of Series A Preferred (the "Series A Conversion Price"), $2.80 with respect to shares of Series B Preferred (the "Series B Conversion Price"), $4.00 with respect to shares of Series C Preferred (the "Series C Conversion Price"), $4.00 with respect to shares of Series D Preferred (the "Series D Conversion Price") and $8.00 with respect to shares of Series E Preferred (the "Series E Conversion Price"). The term "Conversion Price" as used herein shall refer to the Series A Conversion Price, the Series B Conversion Price, the Series C Conversion Price, the Series D Conversion Price and the Series E Conversion Price. The initial Conversion Price shall be subject to adjustment as provided below.

          (b)     Automatic Conversion.  Each share of Preferred Stock shall
                  --------------------
automatically be converted into shares of Common Stock at the then effective Conversion Price (i) upon the closing

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of a Qualified IPO (as defined below), or (ii) (A) with respect to the shares of
Series A Preferred only, upon the election of holders of at least a majority of the outstanding shares of Series A Preferred voting together as a single class,
(B) with respect to the shares of Series B Preferred only, upon the election of holders of at least a majority of the outstanding shares of Series B Preferred voting together as a single class, (C) with respect to the shares of Series C Preferred only, upon the election of holders of at least a majority of the outstanding shares of Series C Preferred voting together as a single class, (D) with respect to the shares of Series D Preferred only, upon the election of holders of at least a majority of the outstanding shares of Series D Preferred voting together as a single class and (E) with respect to the shares of Series E Preferred only, upon the election of holders of at least a majority of the outstanding shares of Series E Preferred voting together as a single class. In the event of the automatic conversion of the Preferred Stock upon a public offering as set forth above, the person(s) entitled to receive the Common Stock issuable upon such conversion of Preferred Stock shall not be deemed to have converted such Preferred Stock until immediately prior to the closing of such sale of securities. The term "Qualified IPO" means a firm commitment underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, covering the offer and sale of Common Stock for the account of the Corporation to the public. Notwithstanding the foregoing, if a Qualified Public Offering does not close in calendar 1999, then the term "Qualified Public Offering" shall be qualified to require an offering at a price per share (prior to underwriter commissions and offering expenses) of not less than $10.00 (appropriately adjusted for any recapitalizations, stock splits, stock combinations, stock dividends and the like occurring after the date of the Stock Split (the "Stock Split Date") and an aggregate offering price to the public of not less than $20,000,000.

          (c)     Mechanics of Conversion.  No fractional shares of Common Stock
                  -----------------------
shall be issued upon conversion of Preferred Stock. In lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the then effective Conversion Price. Before any holder of Preferred Stock shall be entitled to convert the same into full shares of Common Stock and to receive certificates therefor, such holder shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or of any transfer agent for the Preferred Stock, and shall give written notice to the Corporation at such office that such holder elects to convert the same; provided, however, that in the event of an automatic conversion pursuant to Section 4(b), the outstanding shares of Preferred Stock shall be converted automatically without any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Corporation or its transfer agent, and provided further that the Corporation shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such automatic conversion unless the certificates evidencing such shares of Preferred Stock are either delivered to the Corporation or its transfer agent as provided above, or the holder notifies the Corporation or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection with such certificates. The Corporation shall, as soon as practicable after such delivery, or such agreement and indemnification in the case of a lost certificate, issue and deliver at such office to such holder of Preferred Stock, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled as aforesaid and a check payable to the holder in the amount of any cash amounts payable as the result of a conversion into fractional shares of Common Stock. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of

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Preferred Stock to be converted, or in the case of automatic conversion on the date of closing of the offering, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date.

          (d)  (1)   Adjustments to Preferred Stock Conversion Price for
                     ---------------------------------------------------
Diluting Issues. The Conversion Price shall be subject to adjustment from time
---------------
to time as follows:

               (i)   Adjustments for Subdivisions, Common Stock Dividends,
                     -----------------------------------------------------
Combinations or Consolidations of Common Stock. In the event the outstanding
----------------------------------------------
shares of Common Stock shall be subdivided or increased (by stock split, stock dividend or otherwise) into a greater number of shares of Common Stock at any time after the Stock Split Date, the Conversion Price then in effect shall, concurrently with the effectiveness of such subdivision or payment of such stock dividend, be proportionately decreased. In the event the outstanding shares of Common shall be combined or consolidated, by reclassification or otherwise, into a lesser number of shares of Common Stock at any time after the Stock Split Date, the Conversion Price then in effect shall, concurrently with the effectiveness of such combination or consolidation, be proportionately increased.

               (ii)  Adjustments for Stock Dividends and Other Distributions. In
                     -------------------------------------------------------
the event the Corporation at any time or from time to time makes, or fixes a record date for the determination of holders of Common Stock entitled to receive any distribution (excluding any repurchases of securities by the Corporation not made on a pro-rata basis from all holders of any class of the Corporation's securities) payable in property or in securities of the Corporation other than shares of Common Stock, and other than as otherwise adjusted in this Section 4 or as provided in Section 1, then and in each such event the holders of Preferred Stock shall receive at the time of such distribution, the amount of property or the number of securities of the Corporation that they would have received had their Preferred Stock been converted into Common Stock on the date of such event and had they thereafter, during the period from the date of such event to and including the date of conversion, retained such securities receivable by them as aforesaid during such period, subject to all other adjustments called for during such period under this Section 4 with respect to the rights of the holders of the Preferred Stock.

               (iii) Adjustments for Reclassification, Exchange and
                     ----------------------------------------------
Substitution. Except as otherwise provided in Section 2 upon a Liquidating
------------
Event, if the Common Stock issuable upon conversion of the Preferred Stock shall be changed into the same or a different number of shares of any other class or classes of stock, whether by capital reorganization, reclassification or otherwise (other than a subdivision or combination of shares provided for above) at any time after the Stock Split Date, the Conversion Price then in effect shall, concurrently with the effectiveness of such reorganization or reclassification, be proportionately adjusted such that the Preferred Stock shall be convertible into, in lieu of the number of shares of Common Stock which the holders would otherwise have been entitled to receive, a number of shares of such other class or classes of stock equivalent to the number of shares of Common Stock that would have been subject to receipt by the holders upon conversion of the Preferred Stock immediately before that change.

          (d)  (2)   Adjustments to Series B Conversion Price, Series D
                     --------------------------------------------------
Conversion Price and Series E Conversion Price for Diluting Issues.  In addition
------------------------------------------------------------------
to the adjustment of the Series B Conversion Price, Series D Conversion Price and Series E Conversion Price provided in Section 4(d)(1) above, the Series B Conversion Price, Series D Conversion Price and Series E Conversion Price shall be subject to further adjustment pursuant to the provisions of Section 4(d)(2)(i)-(v) below:

               (i)   Special Definitions.  For purposes of this Section 4(d)(2),
                     -------------------
the following definitions shall apply:

                     (1)  "Options" shall mean rights, options or warrants to
                           -------
subscribe for, purchase or otherwise acquire either Common Stock or Convertible Securities.

                     (2)  "Original Issue Date" shall mean the date on which
                           -------------------
the first share of Series B Preferred, Series D Preferred or Series E Preferred
     (as the case may be) was first issued.

                     (3)  "Convertible Securities" shall mean any evidences of
                           ----------------------
indebtedness, shares or other securities convertible into or exchangeable for Common Stock.

                     (4)  "Additional Shares of Common" shall mean all shares
                           ---------------------------
of Common Stock issued (or, pursuant to Section 4(d)(2)(iii), deemed to be issued) by the Corporation after the Original Issue Date, other than shares of Common Stock issued or issuable (or, pursuant to Section 4(d)(2)(iii), deemed to be issued) at any time ("Excluded Stock"):

                          (A)  upon conversion of shares of the Series A
Preferred, the Series B Preferred, the Series C Preferred, the Series D Preferred or the Series E Preferred;

                          (B)  to officers, directors and employees of, or
consultants to, the Corporation pursuant to a stock grant, stock option plan or stock purchase plan or other stock agreement or arrangement approved by the Board of Directors;

                          (C)  as a dividend or other distribution on the Series
A Preferred, the Series B Preferred, the Series C Preferred, the Series D Preferred or the Series E Preferred;

                          (D)  shares of capital stock issued by the Corporation
as to which the holders of a majority of the outstanding Preferred Stock expressly consent prior to such issuance that such shares are Excluded Stock under this Section 4(d)(2)(i)(4);

                          (E)  pursuant to any event for which adjustment is
made pursuant to Section 4(d)(1);

                          (F)  to research or development collaborators or
issued to banks or other institutional lenders or lessors in connection with capital asset leases or borrowings for the acquisition of capital assets, pursuant to any arrangement approved by the Board of Directors of the Corporation (including securities issued upon exercise or conversion of any of such securities)

(up to a maximum of 100,000 shares (as adjusted for stock splits and the like occurring after the Stock Split Date));

                          (G)  pursuant to a warrant dated August 31, 1998,
issued to NBC Multimedia, Inc. ("NBC") to purchase 750,000 shares (subject to adjustment as provided in the warrant, including without limitation as a result of the Stock Split) of Common Stock of the Company (the "NBC Warrant") and the shares of Common Stock underlying the NBC Warrant;

                          (H)  pursuant to warrants issued pursuant to that
certain Note and Warrant Purchase Agreement, dated April 6, 1998, by and between the Company and the parties thereto (the "Note Purchase Agreement") to purchase a certain number of shares (subject to adjustment as provided in the warrants including without limitation as a result of the Stock Split) of Common Stock of the Corporation (the "Bridge Warrants") and the shares of Common Stock underlying the Bridge Warrants; or

                          (I)  pursuant to warrants dated September 14, 1998,
issued to Volpe Brown Whelan & Company, LLC ("VBW&C") to purchase 232,659 shares and 7,500 shares (subject to adjustment as provided in the warrants, including without limitation as a result of the Stock Split) of Series D Preferred Stock of the Company (the "Volpe Warrants"), the shares of Series D Preferred Stock underlying the Volpe Warrants, and the shares of Common Stock issuable upon conversion of such shares of Series D Preferred Stock (the "Volpe Warrant Shares") (the term Volpe Warrants and Volpe Warrant Shares include any additional warrants and shares that may be issued to VBW&C pursuant to the terms of the Corporation's engagement letter with VBW&C);

                           (J)  pursuant to a warrant dated September 14, 1998,
issued to Refco Securities, Inc. to purchase 7,500 shares (subject to adjustment as provided in the warrant, including without limitation as a result of the Stock Split) of Series D Preferred Stock of the Corporation (the "Refco Securities Warrant"), the shares of Series D Preferred Stock underlying the Refco Securities Warrant, and the Common Stock issuable upon conversion of such shares of Series D Preferred Stock; and

                           (K)  pursuant to a warrant dated April 20, 1998 and a
warrant dated July 22, 1998, issued to Refco Capital Markets LTD to purchase 100,000 shares and 50,000 shares, respectively (subject to adjustment as provided in each warrant, including without limitation as a result of the Stock Split), of Common Stock of the Corporation (the "Refco Capital Warrants") and the shares of Common Stock underlying the Refco Capital Warrants.

               (ii)  No Adjustment of Conversion Price.  No adjustment in the
                     ---------------------------------
Conversion Price of a particular share of Series B Preferred, Series D Preferred or Series E Preferred (as the case may be) shall be made in respect of the issuance of Additional Shares of Common unless the consideration per share for an Additional Share of Common issued or deemed to be issued by the Corporation is less than the Conversion Price in effect on the date of, and immediately prior to such issue, for such share of Series B Preferred, Series D Preferred or Series E Preferred (as the case may be).

              (iii)  Deemed Issue of Additional Shares of Common.
                     -------------------------------------------

                     Options and Convertible Securities.  Except as otherwise
                     ----------------------------------
provided in Section 4(d)(2)(i)(4)(A)-(K) and 4(d)(2)(iii), in the event the Corporation at any time or from time to time after the Original Issue Date shall issue any Options or Convertible Securities or shall fix a record date for the determination of holders of any class of securities entitled to receive any such Options or Convertible Securities, then the maximum number of shares (as set forth in the instrument relating thereto without regard to any provisions contained therein for a subsequent adjustment of such number) of Common Stock issuable upon the exercise of such Options or, in the case of Convertible Securities and Options therefor, the conversion or exchange of such Convertible Securities, shall be deemed to be Additional Shares of Common issued as of the time of such issue or, in case such a record date shall have been fixed, as of the close of business on such record date, provided that Additional Shares of Common shall not be deemed to have been issued unless the consideration per share (determined pursuant to Section 4(d)(2)(v) hereof) of such Additional Shares of Common would be less than the Conversion Price in effect on the date of and immediately prior to such issue, or such record date, as the case may be, and provided further that in any such case in which Additional Shares of Common are deemed to be issued:

                     (1) no further adjustment in the Conversion Price shall be made upon the subsequent issue of Convertible Securities or shares of Common Stock upon the exercise of such Options or conversion or exchange of such Convertible Securities;

                     (2) if such Options or Convertible Securities by their terms provide, with the passage of time or otherwise, for any change in the amount of consideration payable to the Corporation, or change in the number of shares of Common Stock issuable, upon the exercise, conversion or exchange thereof, the Conversion Price computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto), and any subsequent adjustments based thereon, shall, upon any such change becoming effective, be recomputed to reflect an appropriate increase or decrease reflecting such change insofar as it affects such Options or the rights of conversion or exchange under such Convertible Securities, but only if as a result of such adjustment the Conversion Price then in effect is thereby reduced;

                     (3) upon the expiration of any such Options or any rights of conversion or exchange under such Convertible Securities which shall not have been exercised, the Conversion Price computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto), and any subsequent adjustments based thereon, shall, upon such expiration, be recomputed as if:

                          (A)  in the case of Convertible Securities or Options
for Common Stock, the only Additional Shares of Common issued were shares of Common Stock, if any, actually issued upon the exercise of such Options or the conversion or exchange of such Convertible Securities and the consideration received therefor was the consideration actually received by the Corporation for the issue of all such Options, whether or not exercised, plus the consideration actually received by the Corporation upon such exercise, or for the issue of all such Convertible Securities which were actually converted or exchanged, plus the additional consideration, if any, actually received by the Corporation upon such conversion or exchange, and

                         (B)  in the case of Options for Convertible Securities,
only the Convertible Securities, if any, actually issued upon the exercise thereof were issued at the time of issue of such Options, and the consideration received by the Corporation for the Additional Shares of Common deemed to have been then issued was the consideration actually received by the Corporation for the issue of all such Options, whether or not exercised, plus the consideration deemed to have been received by the Corporation upon the issue of the Convertible Securities with respect to which such Options were actually exercised;

                    (4) no readjustment pursuant to clause (2) or (3) above shall have the effect of increasing the Conversion Price to an amount which exceeds the lower of (i) the Conversion Price on the original adjustment date, or (ii) the Conversion Price that would have resulted from any issuance of Additional Shares of Common between the original adjustment date and such readjustment date; and

                    (5) in the case of any Options which expire by their terms not more than thirty (30) days after the date of issue thereof, no adjustment of the Conversion Price shall be made until the expiration or exercise of all such Options, whereupon such adjustment shall be made in the same manner provided in clause (3) above.

               (iv) Adjustment of Series B Conversion Price, Series D Conversion
                    ------------------------------------------------------------
Price or Series E Conversion Price Upon Issuance of Additional Shares of Common.
-------------------------------------------------------------------------------
In the event that the Corporation shall issue Additional Shares of Common (including Additional Shares of Common deemed to be issued pursuant to Section 4(d)(2)(iii)) without consideration or for a consideration per share less than the Series B Conversion Price, Series D Conversion Price or Series E Conversion Price (as applicable), in effect on the date of, and immediately prior to such issue, then and in such event, such Series B Conversion Price, Series D Conversion Price or Series E Conversion Price (as applicable) shall be reduced, concurrently with such issue, to a price (calculated to the nearest cent) determined by multiplying such Series B Conversion Price, Series D Conversion Price or Series E Conversion Price (as applicable) by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such issue plus the number of shares of Common Stock which the aggregate consideration received by the Corporation for the total number of Additional Shares of Common Stock so issued would purchase at such Series B Conversion Price, Series D Conversion Price or Series E Conversion Price (as applicable); and the denominator of which shall be the number of shares of Common Stock outstanding immediately prior to such issue plus the number of such Additional Shares of Common Stock so issued; and provided further that, for the purposes of this Section 4(d)(2)(iv), all shares of Common Stock issuable upon exercise of outstanding Options or conversion of outstanding Convertible Securities and shares of Common Stock reserved for future issuance pursuant to stock option plans and stock purchase plans of the Company are deemed to be outstanding and immediately after any Additional Shares of Common Stock are deemed issued pursuant to Section 4(d)(2)(iii), such Additional Shares of Common Stock are deemed to be outstanding.

               (v)  Determination of Consideration. For purposes of this Section
                    ------------------------------
4(d)(2), the consideration received by the Corporation for the issue of any Additional Shares of Common shall be computed as follows:

                    (1)  Cash and Property:  Such consideration shall:
                         -----------------

                         (A)  insofar as it consists of cash, be computed at the
aggregate amount of cash received by the Corporation (before commissions or expenses) excluding amounts paid or payable for accrued interest or accrued dividends and prior to any commissions or expenses paid by the Corporation;

                         (B)  insofar as it consists of property other than
cash, be computed at the fair value thereof at the time of such issue, as determined in good faith by the Board; and

                         (C)  in the event Additional Shares of Common are
issued together with other shares or securities or other assets of the Corporation for consideration which covers both, be the proportion of such consideration so received, computed as provided in clauses (A) and (B) above, as determined in good faith by the Board.

                    (2)  Options and Convertible Securities. The consideration
                         ----------------------------------
per share received by the Corporation for Additional Shares of Common deemed to have been issued pursuant to Section 4(d)(2)(iii) shall be determined by dividing

                         (x)  the total amount, if any, received or receivable
by the Corporation as consideration for the issue of such Options or Convertible Securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such consideration) payable to the Corporation upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities by

                         (y)  the maximum number of shares of Common Stock (as
set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or the conversion or exchange of such Convertible Securities.

          (e)  No Impairment.  The Corporation will not, by amendment of its
               -------------
Certificate of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation but will at all times in good faith assist in the carrying out of all the provisions of this
Section 4 and in the taking of all such action as may be necessary or appropriate in order to protect the conversion rights of the holders of the Preferred Stock against impairment.

          (f)  Certificate as to Adjustments.  Upon the occurrence, at any time
               -----------------------------
after the Stock Split Date, of each adjustment or readjustment of the Conversion Price pursuant to this Section 4, the Corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any holder of Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (1) such adjustments and readjustments, (2) the Conversion Price at the time in effect, and (3) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of Preferred Stock.

          (g)  Notices of Record Date.  In the event that the Corporation shall
               ----------------------
propose at any time:

               (i) to declare any dividend or distribution upon its Common Stock, whether in cash, property, stock or other securities, whether or not a regular cash dividend and whether or not out of earnings or earned surplus;

               (ii) to offer for subscription pro rata to the holders of any class or series of its stock any additional shares of stock of any class or series or other rights;

               (iii) to effect any reclassification or recapitalization of its Common Stock outstanding involving a change in the Common Stock (other than the Stock Split); or

               (iv) to merge or consolidate with or into any other corporation, or sell, lease or convey all or substantially all its property or business, or to liquidate, dissolve or wind up;

then, in connection with each such event, the Corporation:

                     (1) shall send to the holders of the Series A Preferred, Series B Preferred, Series D Preferred and Series E Preferred Stock at least 10 days' (and in the case of the holders of the Series C Preferred, at least 15 days') prior written notice of the date on which a record shall be taken for such dividend, distribution or subscription rights (and specifying the date on which the holders of Common Stock shall be entitled thereto) or for determining rights to vote in respect of the matters referred to in (i) and (ii) above; and

                     (2)  in the case of the matters referred to in (iii) and
(iv) above, shall send to the holders of the Series A Preferred, Series B Preferred, Series D Preferred and Series E Preferred Stock at least 10 days' (and in the case of the holders of the Series C Preferred, at least 15 days') prior written notice of the date when the same shall take place (and specifying the date on which the holders of Common Stock shall be entitled to exchange their Common Stock for securities or other property deliverable upon the occurrence of such event).

                     Each such written notice shall be delivered personally or given by first class mail, postage prepaid, addressed to the holders of the Preferred Stock at the address for each such holder as shown on the books of the Corporation. Notwithstanding the above, (i) the 10 days' notice requirement may be waived by a written waiver signed by the holders of a majority of the outstanding Preferred Stock (excluding Series C Preferred), and (ii) the 15 days' notice requirement applicable to the holders of Series C Preferred may be waived by a written waiver signed by the holders of a majority of the outstanding Series C Preferred.

     SECTION 5.  Status of Converted Stock.  In case any shares of any series of
                 -------------------------
Preferred Stock shall be converted or repurchased pursuant to Section 4 and
Section 6 hereof, the shares so converted or repurchased shall be canceled and shall not be issued by the Corporation and this Certificate of Incorporation shall be appropriately amended to effect the corresponding reduction in the Corporation's authorized Preferred Stock.

     SECTION 6.  Redemption.
                 ----------

          (a) At any time after November 30, 2001, provided that no Liquidating Event and no Qualified IPO has occurred, following the written request (the "Redemption Request") of the holders of a majority of the then outstanding Preferred Stock, the Corporation shall, except where prohibited by California or other applicable law, redeem all or any part (at the option of such holders) of the then outstanding shares of Preferred Stock from any source of funds legally available therefor at the Redemption Price (as defined below). The "Redemption Price" refers to, (A) with respect to each share of Series A Preferred, the greater of (i) $2.00 plus accrued dividends (if any) thereon or (ii) the Fair Market Value (as defined below) of a share of Series A Preferred (determined by a majority of the Independent Appraisers (as defined below)), (B) with respect to each share of Series B Preferred the greater of (i) $2.80 plus accrued dividends (if any) thereon or (ii) the Fair Market Value of the Series B Preferred (determined by a majority of the Independent Appraisers), (C) with respect to each share of Series C Preferred the greater of (i) $4.68 plus accrued dividends (if any) thereon or (ii) the Fair Market Value of the Series C Preferred (determined by a majority of the Independent Appraisers), (D) with respect to each share of Series D Preferred the greater of (i) $4.00 plus accrued dividends (if any) thereon or (ii) the Fair Market Value of the Series D Preferred (determined by a majority of the Independent Appraisers) and (E) with respect to each share of Series E Preferred the greater of (i) $8.00 plus accrued dividends (if any) thereon or (ii) the Fair Market Value of the Series E Preferred (determined by a majority of the Independent Appraisers). Notwithstanding the above, in the event that the Redemption Price is determined to be the fair market value pursuant to (A)(ii), (B)(ii), (C)(ii), (D)(ii) or
(E)(ii) above, then the Redemption Price shall be reduced by an amount equal to the Expense Deduction (defined below). The Independent Appraisers shall be chosen as follows: following receipt of the Redemption Request, the Board of Directors shall provide written notice to all shareholders of the Company, and within ten (10) days after receipt of such notice, the holders of a majority of the then outstanding Preferred Stock and the holders of a majority of the then outstanding Common Stock shall each separately have notified the Company of their chosen independent appraisers, and such two independent appraisers shall together select a third (the "Independent Appraisers"). The holders of at least a majority of the Preferred Stock may waive the obligation to select any Independent Appraisers, in which case the Redemption Price referred to in
(A)(ii), (B)(ii), (C)(ii), (D)(ii) or (E) (ii) shall not apply. The costs and expenses of the Independent Appraisers shall be deducted on a pro rata basis from the Redemption Price due to the holders of the Preferred Stock to be redeemed (the "Expense Deduction"). The term "Fair Market Value" shall refer to the value of a share of Series A Preferred, Series B Preferred, Series C Preferred, Series D Preferred or Series E Preferred on an as-if converted to Common Stock basis, determined by a majority of the Independent Appraisers by determining value of the Company as a whole and dividing such value by all outstanding securities on an as-if converted to Common Stock basis (without applying to any discount as a result of the shares to be redeemed being only a minority and not a majority of the Company's securities and without applying any premium as a result of such shares being a controlling portion of the Company's securities).

          (b) Within thirty (30) days (or such later time as is reasonably necessary to have determined the fair market value by an Independent Appraiser as described above) following receipt by the Corporation of such written request, a written notice (the "Redemption Notice") shall be mailed, postage prepaid, to each holder of record (at the close of business on the business day next preceding the day on which notice is given) of Preferred Stock to be redeemed, at the address last shown on the records of the Corporation for such holder or given by the holder to the Corporation for the purpose of notice. The Redemption Notice shall specify the date (the "Redemption Date") on which such redemption of Preferred Stock is to be effected (which such date shall be on or before the sixtieth (60th) day after the date on which the Redemption Notice is mailed or, if such sixtieth (60th) day is not a business day, the first business day thereafter), the applicable Redemption Prices, the place at which payment may be obtained, and the manner in which, and the place at which, certificates may be surrendered, and thereupon the Redemption Price of such shares shall be payable to the order of the person whose name appears on such certificate or certificates as the owner thereof and each surrendered certificate shall be canceled.

          (c) In the event of any redemption of only a part of the Preferred Stock requested to be redeemed, the Corporation shall effect such redemption pro
                                                                             ---
rata according to the number of shares held by each holder which elects to be
----
redeemed and notifies the Company of such election within fifteen (15) days of its receipt of the Redemption Notice; provided, however, that any redemption
                                      --------  -------
shall further be among the Series A Preferred, Series B Preferred, Series C Preferred, Series D Preferred and Series E Preferred pro rata based on their
                                                     --- ----
respective liquidation preferences of all of the shares of Preferred Stock outstanding.

          (d) From and after the Redemption Date, unless there shall have been a default in payment of the Redemption Price, all rights relating to such shares (except the right to receive the Redemption Price without interest subsequent to the Redemption Date upon surrender of their certificate or certificates) shall cease with respect to such shares, and such shares shall not thereafter be transferred on the books of the Corporation or be deemed to be outstanding for any purpose whatsoever. Subject to the rights of any series of preferred stock which may from time to time come into existence, if the funds of the Corporation legally available for redemption of the Preferred Stock on any Redemption Date are insufficient to redeem the total number of shares of Preferred Stock to be redeemed on such date, those funds which are legally available will be used to redeem the maximum possible number of such shares ratably among the holders of such shares to be redeemed. The shares of Preferred Stock not redeemed shall remain outstanding and entitled to all the rights, preferences and privileges provided herein. Subject to the rights of any series of preferred stock which may from time to time come into existence, at any time thereafter when additional funds of the Corporation are legally available for the redemption of shares of Preferred Stock, such funds will immediately be used to redeem the balance of the shares which the Corporation has become obligated to redeem on any Redemption Date but which it has not redeemed.

     SECTION 7.  Protective Provisions.
                 ---------------------

          (a) In addition to any vote required by law, the Corporation shall not, without first obtaining the affirmative vote or written consent of the holders of not less than a majority of each of (i) the outstanding shares of Common Stock and (ii) the outstanding shares of Preferred Stock voting as a separate class:

                    (1) effect (i) any sale of all or substantially all of the assets of the Corporation, (ii) any merger or other reorganization of the Corporation with or into another corporation such that the shareholders of the Corporation prior to the transaction own less than 50% of the outstanding voting equity securities of the surviving corporation after such transaction, or (iii) any transaction or series of transactions which would cause the occurrence of the events referred to in clauses (i) and (ii) above;

                    (2) amend, repeal or waive any material provision of, or add any material provision to, the Corporation's Certificate of Incorporation if such action would alter or change the rights, preferences, privileges or restrictions provided for the benefit of, any series of Preferred Stock;

                    (3) authorize or issue shares of any class or series of stock, or any debt instrument, having any preference or priority as to dividends or assets superior to or on a parity with any such preference or priority of any series of Preferred Stock;

                    (4) increase the authorized number of shares of Preferred Stock; or

                    (5) issue any additional shares of Series A, Series A1, Series B or Series C Preferred Stock, or issue any additional shares of Series E Preferred in excess of the amount authorized.

          (b) The Corporation shall not, without first obtaining the affirmative vote or written consent of the holders of not less than a majority of a particular series of Preferred Stock, amend the Corporation's Certificate of Incorporation if such action would adversely affect such series in a different manner than other shares of the Preferred Stock.

          (c) The Corporation shall not, without first obtaining the affirmative vote or written consent of the holders of not less than a majority of the Series C Preferred, amend the Corporation's Certificate of Incorporation
(i) to increase the authorized number of shares of Series C Preferred to a number greater than 3,000,000, or (ii) to change or alter this Section 7(c) in a manner adverse to the shares of Series C Preferred.

          (d) The Corporation shall not, without first obtaining the affirmative vote or written consent of the holders of not less than a majority of the Series D Preferred, amend the Corporation's Certificate of Incorporation to increase the authorized number of shares of Series D Preferred to a number greater than 25,000,000

          (e) The Corporation shall not, without first obtaining the affirmative vote or written consent of the holders of not less than a majority of the Series E Preferred, amend the Corporation's Certificate of Incorporation to increase the authorized number of shares of Series E Preferred to a number greater than 5,023,549.

                                   Article V
                                   ---------

     SECTION 1.  Limitation of Director's Liability.
                 ----------------------------------

     The liability of the directors of this Corporation for monetary damages shall be eliminated to the fullest extent permissible under Delaware law.

     SECTION 2.  Indemnification of Corporate Agents.
                 -----------------------------------

     This Corporation is authorized to provide indemnification of agents through Bylaw provisions, agreements with agents, vote of stockholders or disinterested directors, or otherwise, to the fullest extent permissible under Delaware law.

     SECTION 3.  Repeal or Modification.
                 ----------------------

     Any amendment, repeal or modification of the foregoing provisions of this
Article V shall not adversely affect any right of indemnification or limitation of liability of an agent of this Corporation relating to acts or omissions occurring prior to such amendment, repeal or modification.

                                  Article VI
                                  ----------

     Effective upon the closing of a Qualified IPO, no action that is required or permitted to be taken by the stockholders of the Corporation at any annual or special meeting of stockholders may be effected by written consent of stockholders in lieu of a meeting of stockholders.

                                  Article VII
                                  -----------

     Effective upon the closing of a Qualified IPO, no stockholder will be permitted to cumulate votes at any election of directors.

                                 Article VIII
                                 ------------

     In furtherance and not in limitation of the powers conferred by statute, the Board of Directors of the Corporation is expressly authorized to make, alter or repeal the Bylaws of the Corporation.

                                  Article IX
                                  ----------

     Elections of directors need not be by written ballot unless the Bylaws of the Corporation shall so provide.

                                   Article X
                                   ---------

     The Corporation is to have perpetual existence.

                                  Article XI
                                  ----------

     The number of directors which constitute the whole Board of Directors of the Corporation shall be designated in the Bylaws of the Corporation.

                                  Article XII
                                  -----------

     To the fullest extent permitted by the Delaware General Corporation Law as the same exists or may hereafter be amended, no director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director.

     Neither any amendment nor repeal of this Article, nor the adoption of any provision of this Certificate of Incorporation inconsistent with this Article, shall eliminate or reduce the effect of this Article in respect of any matter occurring, or any cause of action, suit or claim that, but for this Article, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

                                 Article XIII
                                 ------------

     Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws may provide. The books of the Corporation may be kept (subject to any provision contained in the laws of the State of Delaware) outside of the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of the Corporation.

     IN WITNESS WHEREOF, Talk City, Inc. has caused this Amended and Restated Certificate of Incorporation to be signed by Peter H. Friedman, its President and Chief Executive Officer, as of the date below.


Dated: June __, 1999


                                                  /s/ Peter H. Friedman
                                                  ------------------------------
                                                  Peter H. Friedman